Exhibit 99.1

Press Release:

For Immediate Release

KMG America Corporation Shareholders

Approve Acquisition by Humana Inc.

Minneapolis, MN – November 16, 2007 – KMG America Corporation (“KMG America”) (NYSE: KMA) announced that, at a special meeting of KMG America shareholders held today, its shareholders approved the proposed acquisition of KMG America by Humana previously announced on September 7, 2007. Approximately 75% of KMG America’s outstanding shares were voted in favor of the proposed acquisition. Upon completion of the acquisition, each share of KMG America common stock will be converted into the right to receive $6.20 per share in cash, without interest.

The acquisition remains subject to regulatory approvals, including the approval of the South Carolina Department of Insurance, and customary closing conditions. The closing of the acquisition is expected to occur late in the fourth quarter of 2007, possibly as early as November 30, 2007.

About KMG America Corporation

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance Company, and to operate and grow Kanawha’s insurance and other related businesses nationwide. KMG America offers a broad mix of individual and group insurance products, along with third-party administration services to employers and individuals. For more information, visit: www.kmgamerica.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to the expected timing, completion and effects of the proposed acquisition. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the control of KMG America. Due to known and unknown risks, actual results may differ materially from expectations or projections. KMG America does not undertake any obligations to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the parties may be unable to obtain governmental and regulatory approvals required for the acquisition; required governmental or regulatory approvals may delay the acquisition or result in the imposition of conditions that could cause the parties to abandon the acquisition; the parties may be unable to complete the acquisition because, among other reasons, conditions to the closing of the acquisition may not be satisfied or waived; or other factors that may be referred to in KMG America’s reports filed with or furnished to the Securities and Exchange Commission from time to time. There can be no assurance that other factors not currently anticipated by KMG America will not materially and adversely affect future events. Viewers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on the forward-looking statements.

Contact:	Tim Daniels

Ph: (952) 930-4807

tim.daniels@kmgamerica.com